CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-89775 on Form N-1A of our reports dated July 22, 2020, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Growth Fund, Inc. (formerly known as BlackRock Focus Growth Fund, Inc.) and Master Focus Growth LLC (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended May 31, 2020 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 24, 2020